Filed Pursuant to Rule 424(b)(2)
Registration No. 333-274340

Prospectus Supplement

(To Prospectus dated September 5, 2023)

Nordson Corporation

$600,000,000 4.500% Notes due 2029

Nordson Corporation is offering an aggregate of $600,000,000 principal amount of 4.500% notes due 2029 (the “notes”).

We will pay interest on the notes semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2024. The notes will mature on December 15, 2029.

The notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will not be entitled to the benefit of any sinking fund.

We may redeem the notes at our option at any time, in whole or in part, at the redemption prices described in this prospectus supplement. See “Description of the Notes—Optional Redemption.” If a change of control triggering event occurs, we will be required to make an offer to repurchase the notes for cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of the Notes—Change of Control Offer.”

On August 21, 2024, through our wholly owned subsidiary Alpha Medical Merger Sub, Inc., a Delaware corporation, we completed the acquisition of Atrion Corporation, a Delaware corporation (“Atrion”), for an aggregate purchase price of approximately $810 million (the “Acquisition”). We financed the Acquisition through a combination of cash on hand, borrowings under our existing revolving credit facility (as defined below) and the proceeds of a $500 million committed senior unsecured 364-Day term loan facility (the “364-Day Term Loan”). We plan to use the proceeds of this offering (i) to repay the borrowings under the 364-Day Term Loan, (ii) to pay transaction related fees and expenses and (iii) for general corporate purposes.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or for inclusion in any automated dealer quotation system.

Investing in the notes involves risks. For a discussion of certain factors that should be considered, see “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per Note	Total
Price to the public[1]	99.807%	$598,842,000
Underwriting discount	0.600%	$3,600,000
Proceeds to us (before expenses)[1]	99.207%	$595,242,000

(1)	Plus accrued interest, if any, from September 9, 2024 to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator for the Euroclear System, against payment in New York, New York on or about September 9, 2024.

Joint Book-Running Managers

Morgan Stanley	BNP PARIBAS	Wells Fargo Securities

BofA Securities	J.P. Morgan	PNC Capital Markets LLC	US Bancorp

Senior Co-Managers

Citigroup	Deutsche Bank Securities	HSBC	Huntington Capital Markets	TD Securities

Co-Managers

UniCredit Capital Markets	WauBank Securities LLC

Prospectus Supplement dated September 4, 2024

PROSPECTUS SUPPLEMENT

PROSPECTUS

We have provided you only the information contained in this prospectus supplement, the accompanying prospectus, the documents we have incorporated by reference and any free writing prospectuses issued or authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with different information. Neither we nor the underwriters take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”) that we incorporate by reference or any free writing prospectuses issued or authorized by us is accurate as of any date other than their respective dates. If information in this prospectus supplement updates information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

The notes are offered globally for sale only in those jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

None of this prospectus supplement or any prospectus which it supplements constitutes a prospectus for the purposes of the Prospectus Regulation or the UK Prospectus Regulation (each as defined below) or has been approved for the purposes of the Prospectus Regulation or the UK Prospectus Regulation.

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ABOUT THIS PROSPECTUS SUPPLEMENT

References in this prospectus supplement to “$” and “dollars” are to the currency of the United States. The words “Nordson,” “Company,” “we,” “us” and “our” refer to Nordson Corporation and, unless the context indicates or requires otherwise, do not refer to Nordson’s consolidated subsidiaries.

This prospectus supplement contains the terms of this offering and is accompanied by and supplements our prospectus, dated September 5, 2023. This prospectus supplement, and the information incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, will control and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in the free writing prospectus issued or authorized by Nordson. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of Nordson itself or with its consolidated subsidiaries since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date.

This prospectus supplement and the accompanying prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Information about us, including our SEC filings, is also available without charge at our website at http://www.nordson.com. Our website address is provided as an inactive textual reference only, and any information on our website which is not expressly incorporated by reference into this prospectus supplement is not a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement; provided,

S-ii

however, that we are not incorporating, in each case, any documents or information which we have furnished and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended October 31, 2023, filed with the SEC on December 20, 2023.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 19, 2024.

•	Our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2024, April 30, 2024 and July 31, 2024 filed with the SEC on February 22, 2024, May 23, 2024 and August 22, 2024, respectively.

•

Our Current Reports on Form 8-K filed with the SEC on January  16, 2024, February  20, 2024, March  8, 2024, April  23, 2024, April  26, 2024, May  28, 2024, May  29, 2024, June  24, 2024 and August 21, 2024 (only the first 8-K filed on such date, and Items 2.03 and 8.01 only).

You may obtain a copy of any or all of the documents which are or may be incorporated by reference in this prospectus supplement (excluding exhibits to such documents unless specifically incorporated by reference) at no cost to you by writing or telephoning us at the following address:

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

Telephone No: (440) 892-1580

Attention: Jennifer McDonough, Executive Vice President, General Counsel & Secretary

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the Securities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, businesses in which we operate and the United States and global economies. Statements in this annual report that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” use of the future tense and similar words or phrases. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to, the following:

•	U.S. and international economic conditions;

•	financial and market conditions;

•	currency exchange rates and devaluations;

•	possible acquisitions including the Company’s ability to complete and successfully integrate acquisitions, including the integration of CyberOptics Corporation, ARAG Group and Atrion;

•	the Company’s ability to successfully divest or dispose of businesses that are deemed not to fit with its strategic plan;

•	the effects of changes in U.S. trade policy and trade agreements;

•	the effects of changes in tax law; and

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•	the possible effects of events beyond our control, such as political unrest, including the conflicts in Europe and the Middle East, acts of terror, natural disasters and pandemics.

In light of these risks and uncertainties, actual events and results may vary significantly from those included in or contemplated or implied by such statements. Readers are cautioned not to place undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUPPLEMENT SUMMARY

Because this is a summary, it does not contain all of the information that may be important to you. To understand the specific terms of the notes, you should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference in the accompanying prospectus carefully.

About the Company

Nordson is an innovative precision technology company that leverages a scalable growth framework to deliver top tier growth with leading margins and returns. We engineer, manufacture and market differentiated products and systems used for precision dispensing, applying and controlling of adhesives, coatings, polymers, sealants, biomaterials and other fluids, to test and inspect for quality, and to treat and cure surfaces and various medical products such as: catheters, cannulas, medical balloons and medical tubing. These products are supported with extensive application expertise and direct global sales and service. We serve a wide variety of consumer non-durable, consumer durable and technology end markets including packaging, electronics, medical, appliances, energy, transportation, precision agriculture, building and construction and general product assembly and finishing.

Our strategy for long-term growth is based on solving customers’ needs globally. We were incorporated in the State of Ohio in 1954 and are headquartered in Westlake, Ohio. Our products are marketed through a network of direct operations in more than 35 countries. Consistent with this global strategy, approximately 66 percent of our revenues were generated outside the United States in 2023.

We have approximately 7,700 employees worldwide. Our principal manufacturing facilities are located in the United States, the People’s Republic of China, Germany, Ireland, Israel, Italy, Mexico, the Netherlands and the United Kingdom.

Our principal executive offices are located at 28601 Clemens Road, Westlake, Ohio, and our telephone number is (440) 892-1580.

Recent Developments

Acquisition of Atrion

On August 21, 2024, through our wholly owned subsidiary Alpha Medical Merger Sub, Inc., a Delaware corporation, we completed the acquisition of Atrion for an aggregate purchase price of approximately $810 million. We financed the Acquisition through a combination of cash on hand, borrowings under our existing revolving credit facility (as defined below) and the proceeds of the $500 million 364-Day Term Loan. We plan to use the proceeds of this offering (i) to repay the borrowings under the 364-Day Term Loan, (ii) to pay transaction related fees and expenses and (iii) for general corporate purposes.

Atrion is a leader in proprietary medical infusion fluid delivery and niche cardiovascular solutions. Headquartered in Allen, Texas and established in 1944, Atrion supports customers globally through three specialized FDA manufacturing facilities located in Florida, Texas, and Alabama and through a combination of a direct sales force, independent sales representatives, and distributors in the United States and globally. Atrion generated approximately $169 million in revenue in 2023, of which 42% was attributable to Medical Fluid Delivery (single-use needle free valves for infusion therapies), 41% was from Cardiovascular (myocardial protection systems and single-use surgical and interventional devices), and 17% was from Ophthalmology and Other Specialties (single-use balloon catheters for blocked tear ducts and specialized inflation systems for regulated marine and aviation safety products).

We believe that Atrion is highly complementary with Nordson MEDICAL’s customer base and core competencies while significantly expanding our capabilities in infusion and cardiovascular therapies. The acquisition of Atrion is estimated to expand our addressable market by over $600 million through the introduction of highly complementary and differentiated cardiovascular products. Leveraging Nordson’s NBS Next growth framework and medical business expertise, we see significant operational synergies while supporting the long-term growth of the business.

364-Day Term Loan and the Incremental Amendment

On June 21, 2024, Nordson, as borrower, the financial institutions named therein, as banks, and Morgan Stanley Senior Funding, Inc., as administrative agent, sole lead arranger and sole bookrunner, entered into a term loan agreement (as such agreement may be amended, supplemented or otherwise modified from time to time, the “364-Day Term Loan Agreement”). The 364-Day Term Loan Agreement provides for a delayed draw term loan facility in the aggregate principal amount of $500 million, with a maturity of August 20, 2025. The 364-Day Term Loan Agreement contains a mandatory prepayment clause, which requires, among other things, for the application of any net cash proceeds from asset sales, debt issuances (which includes the notes offered in this offering) and equity issuances (in each case, subject to customary exceptions) towards the repayment of the 364-Day Term Loan.

On June 21, 2024, Nordson, along with its along with its subsidiary, Nordson Engineering GmbH, a private limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court of Lüneburg under number HRB 999 (the “Nordson GmbH”), as borrowers, entered into an incremental amendment, with Wells Fargo Bank, National Association, as administrative agent, and various financial institutions named therein as lenders (the “Incremental Amendment”), which amended that certain credit agreement, dated as of June 6, 2023 (the “Revolving Credit Agreement” and, as amended by the Incremental Amendment, our “existing revolving credit facility”), by and among the Company, Nordson GmbH, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A., PNC Capital Markets LLC and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, and various financial institutions named therein as lenders. The Incremental Amendment, among other things, provides for an increase of $72.5 million under the revolving credit commitments in our existing revolving credit facility, bringing the overall credit commitment under our existing revolving credit facility to $922.5 million. Amounts under our existing revolving credit facility are available for use by us and Nordson GmbH for working capital, acquisitions and other general corporate purposes, including refinancing our and our subsidiaries’ existing debt.

Proceeds from the 364-Day Term Loan, together with cash on hand and borrowings under our existing revolving credit facility, were used to finance the Acquisition and to pay associated fees and expenses.

The Offering

Issuer	Nordson Corporation

Notes Offered	$600,000,000 aggregate principal amount of 4.500% notes due 2029 (the “notes”).

Maturity Date	The notes will mature on December 15, 2029.

Interest Rate	The notes will bear interest at the rate of 4.500% per year. Interest on the notes will begin to accrue on September 9, 2024.

Interest Payment Dates	Interest payment dates for the notes are June 15 and December 15 of each year, beginning on December 15, 2024.

Record Dates	Record dates for the notes are June 1 and December 1 of each year immediately preceding each interest payment date.

Optional Redemption	We have the option to redeem the notes in whole or in part at the applicable redemption price specified herein. If the notes are redeemed on or after one month before maturity (November 15, 2029), the redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

For more details, see “Description of the Notes—Optional Redemption.”

Repurchase Upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to but not including the date of repurchase. See “Description of the Notes—Change of Control Offer.”

Ranking	The notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Use of Proceeds	We intend to use the net proceeds of this offering (i) to repay our borrowings under the 364-Day Term Loan, (ii) to pay transaction related fees and expenses and (iii) for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Certain Covenants	The indenture governing the notes contains certain affirmative and negative covenants that, among other things, will:

•	limit, to the extent set forth in this prospectus supplement, our ability and that of certain of our subsidiaries to grant liens under certain circumstances on stock or indebtedness of certain of our subsidiaries, or on certain of our properties or those of certain subsidiaries, to secure our debt or that of any other person without providing equal and ratable security for the notes; and

•	limit, to the extent set forth in this prospectus supplement, our ability and that of certain of our subsidiaries to enter into sale/leaseback transactions.

In addition, while we are generally permitted to merge or consolidate with another entity or sell all our assets substantially as an entirety to another entity, we may not take these actions unless:

•	the successor firm that we merge with or consolidate into or to which we sell our assets substantially as an entirety, agrees to be legally responsible for the notes;

•

the successor firm is organized as a corporation, partnership, trust or other entity organized under the laws of the United States, a state of the United States or the District of Columbia (or if not, an obligor of the notes is a corporation, partnership, trust or other entity organized under such laws); and

•	the merger, consolidation or sale of assets or other transactions does not cause an event of default and we are not already in default, unless the transaction would cure such default.

Further Issuances	We may from time to time, without notice to or consent of the holders of the notes, issue additional notes ranking equally and ratably with the outstanding notes.

Trading	We do not intend to apply to list the notes on any securities exchange or for inclusion in any automated dealer quotation system. The notes will be new securities for which there are currently no public markets.

Form and Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued in fully registered book-entry form and will be represented by permanent global notes without interest coupons. The global notes will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”) in New York, New York. Investors may elect to hold interests in the global notes through DTC and its direct or indirect participants as described under “Global Securities—Book-Entry, Delivery and Form” in the accompanying prospectus.

Trustee	U.S. Bank Trust Company, National Association.

Risk Factors	Investing in the notes involves risk. You should consider carefully the risks set forth in “Risk Factors” beginning on page S-9 of this prospectus supplement, together with the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making a decision to participate in an offering for the sale of the notes.

Conflicts of Interest	The underwriters or their affiliates are lenders under the 364-Day Term Loan Agreement and will receive at least 5% of the net offering proceeds of this offering in connection with the repayment of our outstanding indebtedness under the 364-Day Term Loan. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary.

Summary Historical Consolidated Financial Data

The historical data set forth in the table below is derived from Nordson’s (i) audited consolidated financial statements as of and for the three fiscal years ended October 31, 2023, 2022 and 2021 included in Nordson’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023 incorporated by reference in this prospectus supplement and the accompanying prospectus and (ii) unaudited condensed consolidated financial statements as of July 31, 2024 and for the nine months ended July 31, 2024 and 2023 included in Nordson’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2024, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

The summary historical consolidated financial data is not necessarily indicative of future results, and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Nordson’s consolidated financial statements and related notes included in Nordson’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2024 filed with the SEC on August 22, 2024 and the Annual Report on Form 10-K for the fiscal year ended October 31, 2023 filed with the SEC on December 20, 2023, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Condensed Consolidated Statements of Income

	Nine Months Ended July 31,		Year Ended October 31,
	2024	2023	2023	2022	2021
	(in thousands)
	(unaudited)
Sales	$1,945,439	$1,909,319	$2,628,632	$2,590,278	$2,362,209
Operating costs and expenses
Cost of sales	862,134	868,007	1,203,227	1,163,742	1,038,129
Selling and administrative expenses	588,196	553,590	752,644	724,176	708,953

	1,450,330	1,421,597	1,955,871	1,887,918	1,747,082
Operating profit	495,109	487,722	672,761	702,360	615,127
Other income (expense):
Interest expense	(60,354)	(32,532)	(59,505)	(22,413)	(25,491)
Interest and investment income	3,625	1,628	2,680	2,026	2,150
Pension settlement charge for U.S. plans		—	—	(41,221)	—
Other (expense) income—net	(971)	(2,059)	(597)	8,527	(17,610)

	(57,700)	(32,963)	(57,422)	(53,081)	(40,951)

Income before income taxes	437,409	454,759	615,339	649,279	574,176
Income tax provision	92,293	95,044	127,846	136,176	119,808
Net income	$345,116	$359,715	$487,493	$513,103	$454,368

Selected Consolidated Balance Sheet Data

	July 31,	October 31,
	2024	2023	2022
	(in thousands)
	(unaudited)
Cash and cash equivalents	$165,324	$115,679	$163,457
Total assets	5,204,370	5,251,770	3,820,375
Total liabilities	2,350,613	2,653,710	1,526,000
Long-term debt (including current portion)	1,494,443	1,737,056	737,857

Other Financial Information

	Nine Months Ended July 31,		Year Ended October 31,
	2024	2023	2023	2022	2021
	(in thousands)
Adjusted EBITDA(1)	$608,071	$591,873	$818,974	$807,241	$719,010
Adjusted EBITDA Margin(2)	31.3%	31.0%	31.2%	31.2%	30.4%

(1)

Adjusted EBITDA is a non-GAAP measure, which consists of net income before interest expense, net, income tax provision, depreciation and amortization and eliminates non-operating income or expense and the impacts of certain non-cash, unusual or other items that are included in net income that we do not consider indicative of our ongoing operating performance. We use these non-GAAP measures internally to make strategic decisions, forecast future results, and evaluate our current performance. Given our use of these non-GAAP measures, we believe these measures are important to investors in understanding our current and future operating results as seen through the eyes of our management. In addition, we believe these non-GAAP measures are useful to investors in enabling them to better assess changes in our core business across different time periods. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to other companies’ non-GAAP financial measures, even if they have similar names. Amounts may not add due to rounding.

(2)	Adjusted EBITDA Margin is a non-GAAP measure, which consists of Adjusted EBITDA divided by sales for the respective period.

The following table reconciles net income to Adjusted EBITDA for the periods presented:

	Three Months Ended July 31,		Nine Months Ended July 31,		Year Ended October 31,
	2024	2023	2024	2023	2023	2022	2021
	(in thousands)
Net income	$117,327	$127,891	$345,116	$359,715	$487,493	$513,103	$454,368
Income tax provision	32,107	34,161	92,293	95,044	127,846	136,176	119,808
Interest expense, net	17,776	11,486	56,729	30,904	56,825	20,387	23,341
Pension settlement charge for U.S. plans(a)	—	—	—	—	—	41,221	—
Other (income) expense, net	(152)	(2,542)	971	2,059	(597)	(8,527)	17,610
Depreciation	14,180	13,180	42,234	38,798	52,179	49,098	53,332
Amortization	19,202	13,922	57,412	41,839	59,719	50,825	50,551
EBITDA	200,440	198,098	594,755	568,359	783,465	802,283	719,010
Inventory step-up amortization	$—	$—	$2,944	$4,306	$8,862	$1,563	$—
Severance and other	2,536	2,049	4,615	5,487	5,487	3,395	—
Acquisition costs	5,160	7,732	5,757	13,721	19,966	—	—
Adjusted EBITDA	208,136	207,879	608,071	591,873	818,974	807,241	719,010
Adjusted EBITDA Margin	31.0%	32.0%	31.3%	31.0%	31.2%	31.2%	30.4%

Adjusted EBITDA by segment:
Industrial Precision Solutions	135,167	122,382	393,203	350,605	498,775	463,930	439,865
Medical and Fluid Solutions	61,927	68,152	184,289	184,246	245,834	274,371	254,794
Advanced Technology Solutions	26,313	32,966	72,938	96,095	131,151	142,033	85,292
Corporate	(15,271)	(15,621)	(42,359)	(39,073)	(56,786)	(73,093)	(60,941)
Total Adjusted EBITDA	208,136	207,879	608,071	591,873	818,974	807,241	719,010

(a)

For more information on the pension settlement charge we recorded in the year ended October 31, 2022, see Note 6, Retirement, pension and other post-retirement plans, to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2023 incorporated by reference in this prospectus supplement.

RISK FACTORS

You should consider carefully the following risks, together with the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making a decision to participate in an offering for the sale of the notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, also may impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities, including the notes, could decline, and you might lose all or part of your investment.

Risks Relating to our Business

See the risk factors set forth in our Annual Report on Form 10-K for the year ended October 31, 2023, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of certain risks relating to our business.

Risks Relating to the Notes

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

The indenture under which the notes will be issued will not limit the amount of indebtedness that we may incur. We also have the ability under our existing debt agreements to incur substantial additional indebtedness. Our level of indebtedness could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

These risks increase as the level of our indebtedness increases. Our ability to make payments of principal of and interest on our indebtedness, including the notes, depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our results of operations and financial condition, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt (including the notes), we may be required to, among other things:

•	seek additional financing in the debt or equity markets;

•	refinance or restructure all or a portion of our indebtedness (including the notes);

•	sell selected assets; or

•	reduce or delay planned capital or operating expenditures.

Additionally, any failure to meet required payments on our indebtedness, or failure to comply with any covenants in the instruments governing our indebtedness, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such indebtedness could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our indebtedness and the remedies sought by the holders of such indebtedness could render us unable to pay principal and interest on the notes and substantially decrease their value.

A market for the notes may not develop. If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there is currently no public market, and no active trading market may ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading price for the notes may be harmed.

We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon a number of factors, including the number of holders of the notes, our results of operations and financial condition, the markets for similar securities, the interest of securities dealers in making markets in the notes and other factors. An active or liquid trading market for the notes may not develop.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. Accordingly, the notes are structurally subordinated to the liabilities of our subsidiaries, including trade payables, lease commitments and moneys borrowed. In addition, the indenture governing the notes does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries. Moreover, our right to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly from those assets, will be effectively subordinated to the claims of creditors, including trade creditors, of that subsidiary.

A majority of our operations are conducted through our subsidiaries. We will depend upon dividends and other distributions of cash from our subsidiaries in order to generate the funds necessary to make payments of interest and principal on the notes. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available to us for that purpose, whether by dividends, loans or other payments.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes and a risk that any credit ratings of the notes may be lowered or withdrawn.

In addition, the notes are senior unsecured obligations, ranking effectively junior to any secured indebtedness we may incur in the future. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, our assets that secure other indebtedness will be available to pay obligations on the notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

We may not be able to repurchase the notes upon a change of control, which would result in a default under the notes.

Upon the occurrence of specific kinds of change of control events, if the notes cease to be rated investment grade by the rating agencies, and unless we have previously exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase. If we experience a Change of Control Triggering Event (as defined in “Description of the Notes—Change of Control Offer”), there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. The terms of our existing credit facilities, existing debt securities and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of notes in certain circumstances. Our failure to purchase the notes as required by their terms would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes and could lead to a cross-default under the terms of our existing and future indebtedness. See “Description of the Notes—Change of Control Offer.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of the assets of us and our subsidiaries, taken as a whole. There is no precise definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes (or to comply with such other covenants) as a result of a sale, transfer, conveyance or other disposition of less than all the assets of us and our subsidiaries, taken as a whole, to any person or group of persons may be uncertain.

The provisions in the indenture and the notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction.

The provisions in the indenture and the notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude or on the terms required under the definition of Change of Control Triggering Event.

The indenture does not contain financial covenants and only provides limited protection against certain corporate events and actions we may take that could adversely impact your investment in the notes.

The indenture contains limited terms intended to provide protection to the holders of the notes upon the occurrence of certain events, and such terms may not be sufficient to protect your investment in the notes. See “Description of the Notes—Certain Covenants” in this prospectus supplement.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event we experience significant adverse changes in our financial condition;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness;

•	restrict our ability to make investments, pay dividends to our shareholders or repurchase our common stock pursuant to our share repurchase program; or

•	restrict our ability to enter into highly leveraged transactions.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

We intend to continue to pay dividends and repurchase our common stock under our previously announced share repurchase program, which would reduce cash that is available for repayment of the notes.

We expect to continue to pay dividends to our shareholders and repurchase our common stock under our previously announced share repurchase program. These expenditures may be significant, and would reduce cash that is available to repay the notes.

Changes in our credit ratings or the debt markets could adversely affect the prices of the notes.

The prices at which the notes may be sold depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by, or the market prices for the notes issued by, other comparable companies or companies in similar industries to us;

•	our financial condition, financial performance and future prospects;

•	the overall condition of the financial markets; and

•	the market, if any, for the notes.

Financial market conditions and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes. In addition, credit rating agencies periodically review their ratings and ratings outlook for various companies, including us. The credit rating agencies evaluate our industry as a whole, our competitors and various markets in which we compete, and may change their credit rating for us based on their view of these factors. There can be no assurance that our credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by one or more credit rating agencies if, in that credit rating agency’s judgment, circumstances so warrant.

Credit ratings of credit rating agencies are not a recommendation to buy, sell or hold any security. Each credit rating agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, may have an adverse effect on the prices of the notes and increase our corporate borrowing costs.

USE OF PROCEEDS

We estimate that the aggregate net proceeds from the sale of the notes offered by this prospectus supplement will be approximately $593.7 million, after deducting the underwriting discounts and our expenses related to this offering. We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $1.6 million.

We intend to use the net proceeds of this offering (i) to repay our borrowings under the 364-Day Term Loan, (ii) to pay transaction related fees and expenses and (iii) for general corporate purposes.

On June 21, 2024, we entered into the 364-Day Term Loan Agreement, which governs the 364-Day Term Loan. The 364-Day Term Loan Agreement provides for a $500 million 364-day term loan facility, with a tenor of 364 days from August 21, 2024. The 364-Day Term Loan bears interest at either a (i) base rate (subject to a floor of 1.00%) plus an applicable margin ranging from 0.00% and 0.375% or (ii) an adjusted forward-looking secured overnight financing rate (“SOFR”) (subject to a floor of 0.00%) plus an applicable margin ranging from 0.95% to 1.375%. The applicable margin is based on the Company’s Leverage Ratio (as defined in the 364-Day Term Loan Agreement). The 364-Day Term Loan Agreement contains a mandatory prepayment clause, which requires, among other things, for the application of any net cash proceeds from asset sales, debt issuances (which includes the notes offered in this offering) and equity issuances (in each case, subject to customary exceptions) towards the repayment of the 364-Day Term Loan. Proceeds from the 364-Day Term Loan, together with cash on hand and borrowings under our existing revolving credit facility, were used to finance the Acquisition and to pay associated fees and expenses.

The underwriters or their affiliates are lenders under the 364-Day Term Loan Agreement and will receive at least 5% of the net offering proceeds of this offering in connection with the repayment of our outstanding indebtedness under the 364-Day Term Loan. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization on a consolidated basis as of July 31, 2024. We have presented our capitalization:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance of the notes offered hereby and our use of the net proceeds from the sale of the notes.

You should read the following table along with our financial statements and the accompanying notes to those statements, together with management’s discussion and analysis of financial condition and results of operations, set forth in our Annual Report on Form 10-K for the year ended October 31, 2023 and our Quarterly Reports on Form 10-Q for the periods ended January 31, 2024, April 30, 2024 and July 31, 2024 as well as other filings and reports that we have incorporated by reference in this prospectus supplement and the accompanying prospectus.

	July 31, 2024
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$165,324	$259,014
Long-term debt (including current portion):
Notes payable	10,644	10,644
Revolving Credit Agreement, due 2028(1)	130,000	130,000
Term Loan, due 2026	280,000	280,000
Senior notes, due 2025	8,500	8,500
Senior notes, due 2025-2027	37,143	37,143
Senior notes, due 2025-2030	190,000	190,000
364-Day Term Loan Agreement(2)	—	—
5.600% Notes due 2028	350,000	350,000
5.800% Notes due 2033	500,000	500,000
4.500% Notes due 2029	—	600,000

Total long-term debt	$1,506,287	$2,106,287
Total debt(3)	$1,506,287	$2,106,287

Shareholders’ equity:
Common shares	12,253	12,253
Capital in excess of stated value	708,070	708,070
Retained earnings	4,217,680	4,217,680
Accumulated other comprehensive loss	(178,660)	(178,660)
Common shares in treasury, at cost	(1,905,586)	(1,905,586)
Total shareholders’ equity	2,853,757	2,853,757

Total Capitalization	$4,360,044	$4,960,044

(1)

A multicurrency revolving facility in the aggregate principal amount of $922,500, of which we had borrowed $130,000 as of July 31, 2024. In addition, we borrowed an additional $325,000 under the revolving facility on August 20, 2024 in connection with consummation of the Acquisition, which is not reflected in the table above.

(2)

The 364-Day Term Loan Agreement consists of the 364-Day Term Loan, with a tenor of 364 days from August 21, 2024. We borrowed $500,000 under the 364-Day Term Loan Agreement on August 21, 2024 in connection with consummation of the Acquisition. We intend to use the net proceeds of this offering (i) to repay the borrowings under the 364-Day Term Loan, (ii) to pay transaction related fees and expenses and (iii) for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

(3)	Does not include current and non-current finance lease liabilities of $17,772 as of July 31, 2024, unamortized debt issuance costs or bond discounts.

DESCRIPTION OF THE NOTES

The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies the general terms and provisions, if any, described in the accompanying prospectus that will not apply to the notes. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of the notes in this prospectus supplement.

We will issue the notes under an indenture (the “Base Indenture”), dated as of September 13, 2023, between us and U.S. Bank Trust Company, National Association, as trustee, and a second supplemental indenture relating to the notes to be entered into between the Company and the trustee (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to be dated as of September 9, 2024.

The following summary of certain provisions of the Indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture and the notes, including the definitions therein of certain terms. The following summary is also subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the notes. We urge you to read the Indenture and the notes because they, and not this description, define your rights as holders of the notes. You may obtain copies of the Indenture and, when available, the Second Supplemental Indenture (which includes the form of note) from us upon request, as set forth under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Nordson Corporation and not to its subsidiaries.

General

The notes will be issued in an initial aggregate principal amount of $600,000,000 and will mature on December 15, 2029. The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be entitled to any sinking fund.

Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from September 9, 2024, or from the most recent date to which interest has been paid or provided for, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 2024, to the persons in whose names the notes are registered in the security register at the close of business on the June 1 or December 1 preceding the relevant interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The Indenture does not limit the amount of notes that we may issue. We may, without the consent of the existing holders of the notes, issue additional debt securities under the Indenture from time to time in one or more series, each in an amount authorized prior to issuance. We will not issue any such additional debt securities as part of the same series as any series of notes unless such series of notes and any such additional debt securities would be fungible with each other for United States federal income tax purposes.

The Indenture does not limit our ability, or the ability of our subsidiaries, to incur or guarantee additional unsecured indebtedness. The Indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

There is no public trading market for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

The notes will be our senior unsecured obligations and will be:

•	equal in right of payment to all of our existing and future senior indebtedness;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated to all of our future secured indebtedness to the extent of the value of our assets securing such indebtedness.

The notes are not guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries.

As of July 31, 2024, we had outstanding indebtedness of approximately $1,495.7 million that ranks equally with the notes and no secured indebtedness outstanding, and our subsidiaries had outstanding indebtedness of $10.6 million that is structurally senior to the notes. In addition, as of July 31, 2024, we had unused revolving commitments under our existing revolving credit facility available to us of approximately $792.5 million.

Optional Redemption

Prior to November 15, 2029 (one month prior to the maturity date) (the “Par Call Date”), we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, in each case, discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at (i) the Treasury Rate (as defined below) plus 15 basis points less (b) interest accrued thereon to the date of redemption, plus accrued and unpaid interest thereon to, but not including, the redemption date.

At any time on or after the Par Call Date, the notes will be redeemable as a whole or in part, at any time from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to, but not including, the date of redemption.

We will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The calculation or determination of the redemption price shall be made by us or on our behalf by such person as we shall designate. For the avoidance of doubt, the calculation or determination of the redemption price shall not be the obligation or responsibility of the trustee or paying agent.

Notice of redemption will be mailed or sent electronically pursuant to applicable DTC procedures at least 10 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address (with a copy to the trustee); provided, however, that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued as set forth below under “—Defeasance and Discharge—Satisfaction and Discharge” or, in the case of a redemption that is subject to one or more conditions precedent, if the redemption date is extended as described below.

In connection with any redemption of notes, any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Company’s discretion and to the extent stated in the applicable redemption notice, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified, extended or rescinded in the event that any or all such conditions shall not have yet been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case), by providing notice thereof to holders of the notes to be redeemed.

If less than all of the notes are to be redeemed at any time, and the notes are global securities, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global securities then held by DTC, the trustee will select notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate. No notes of a principal amount of $2,000 or less will be redeemed in part. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated, the place or places that payment will be made upon presentation and surrender of notes to be redeemed and any conditions precedent to the effectiveness of the redemption.

Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption rate.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes.

In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the repurchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed or sent electronically pursuant to applicable DTC procedures to holders of the notes with a copy to the trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the repurchase date specified in the applicable notice, which date will be no earlier than 10 days and no later than 60 days from the date on which such notice is mailed or sent (a “Change of Control Payment Date”).

The notice will, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party purchases all notes properly tendered and not withdrawn under its offer or (ii) in connection with or in contemplation of any Change of Control, we or a third party makes an offer to purchase in the manner, at the times and otherwise in compliance with the requirements of a Change of Control Offer (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment, and we or the third party purchases all notes properly tendered and not withdrawn under the Alternate Offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and our subsidiaries’ assets, taken as a whole, to any person, other than us or one of our subsidiaries; provided, however, that none of the circumstances in this clause (a) will be a Change of Control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed a beneficial owner of, or to own beneficially, (i) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (ii) any securities if such beneficial ownership (x) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (y) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(c) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

(d) the adoption of a plan relating to the liquidation or dissolution of the Company (other than our liquidation into a newly formed holding company meeting the requirements of the following paragraph).

Notwithstanding the foregoing, a transaction described in clause (b) or (c) above will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a direct or indirect parent company of such holding company) and (2) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s Voting Stock immediately prior to that transaction. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company.

As used in this definition, the term “person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the notes is lowered and the notes are rated below Investment Grade by at least two of the three Rating Agencies on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the consummation of such Change of Control (which period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control and the covenant described under “—Certain Covenants—Consolidation, Merger, Sale or Conveyance” below include a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to any person or group of persons may be uncertain.

The provisions in the Indenture and the notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude or on the terms required under the definition of Change of Control Triggering Event. See “Risk Factors—Risks Relating to the Notes—The provisions in the indenture and the notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction” and “Risk

Factors—Risks Relating to the Notes—The indenture does not contain financial covenants and only provides limited protection against certain corporate events and actions we may take that could adversely impact your investment in the notes” for the discussion of this risk.

Certain Covenants

Limitations on Liens

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, assume or permit to exist, any Lien, other than Permitted Liens, on any Principal Property, or upon Capital Stock or Debt of any Restricted Subsidiary and owned by us or any Subsidiary, now or hereafter acquired, to secure Debt, without effectively providing concurrently that the notes are secured equally and ratably with such Debt, for so long as such Debt shall be so secured.

“Permitted Liens” means:

(a) Liens existing at the date of the Indenture;

(b) Liens in favor of us or a Restricted Subsidiary;

(c) Liens on any property existing at the time of the acquisition thereof;

(d) Liens on any property of a Person or its subsidiaries existing at the time such Person is consolidated with or merged into the Company or a Restricted Subsidiary, or Liens on any property of a Person existing at the time such Person becomes a Restricted Subsidiary;

(e) Liens to secure all or part of the cost of acquisition (including Liens created as a result of an acquisition by way of Capital Lease), construction, development or improvement of the underlying property, or to secure

Debt incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (A) the completion of the acquisition, construction, development or improvement of such property and (B) the placing in operation of such property or of such property as so constructed, developed or improved;

(f) Liens securing industrial revenue, pollution control or similar bonds;

(g) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(h) other statutory Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, or the ownership of the property and assets of the Company and its Restricted Subsidiaries, taken as a whole, that (x) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (y) do not in the aggregate materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business, in each case, of the Company and its Restricted Subsidiaries, taken as a whole;

(i) Liens pursuant to standard terms and conditions of German banks and bank accounts operated by such banks that were not incurred to secure the borrowing of money or the obtaining of advances or credit;

(j) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of the Company and its Restricted Subsidiaries, taken as a whole;

(k) Liens on accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to a receivables financing facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing;

(l) Liens on amounts deposited to secure our or any of our Restricted Subsidiaries’ obligations in connection with pension liabilities (Alterszeitverpflichtungen) pursuant to Section 8a German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to Section 7e German Social Code IV (Sozialgesetzbuch IV);

(m) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against us or any Restricted Subsidiary with respect to which we or such Restricted Subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 15 days of the date of judgment; or Liens incurred by us or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which we or such Restricted Subsidiary is a party;

(n) Liens to secure our or any Restricted Subsidiary’s obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business; and

(o) any extension, renewal or replacement (including successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses that would not otherwise be permitted pursuant to any of the foregoing clauses, to the extent that (A) the principal amount of Debt secured thereby and not otherwise permitted to be secured pursuant to any of the foregoing clauses does not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of any such extension, renewal or replacement, except where the Debt so secured at the time of any such extension, renewal or replacement was incurred for the sole purpose of financing a specific project; and (B) the property that is subject to the Lien serving as an extension, renewal or replacement is limited to some or all of the property that was subject to the Lien so extended, renewed or replaced, plus improvements and construction on such assets.

Notwithstanding the restrictions described above, we and our Restricted Subsidiaries may, directly or indirectly, create, assume or permit to exist any Lien that would otherwise be subject to the restrictions set forth in the first paragraph of this section without equally and ratably securing the notes if, at the time of such creation, assumption or permission, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate principal amount of outstanding Debt secured by Liens which would otherwise be subject to such restrictions (not including Permitted Liens) plus all Attributable Debt of the Company and our Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to any Principal Property (not including such transactions described under any of clauses (a) through (g) as set forth below under “—Limitation on Sale and Leaseback Transactions”), does not exceed the greater of (x) 15% of Consolidated Total Assets and (y) $750.0 million.

Limitations on Sale and Leaseback Transactions

We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property owned by us or such Restricted Subsidiary, unless:

(a) the Sale and Leaseback Transaction is solely with us or a Subsidiary;

(b) the lease in such Sale and Leaseback Transaction is for a period not in excess of three years;

(c) the lease in such Sale and Leaseback Transaction secures or relates to industrial revenue, pollution control or similar bonds;

(d) the Sale and Leaseback Transaction is entered into prior to or within 12 months after the purchase or acquisition of the Principal Property which is the subject of such Sale and Leaseback Transaction;

(e) the Sale and Leaseback Transaction involving property of a Person existing at the time such Person is merged into or consolidated with us or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Subsidiary;

(f) the proceeds of the Sale and Leaseback Transaction are at least equal to the fair value (as determined by our Board of Directors in good faith) of the Principal Property leased pursuant to such Sale and Leaseback Transaction, so long as within 180 days of the effective date of such Sale and Leaseback Transaction, we or such Restricted Subsidiary apply (or irrevocably commit to an escrow account for the purpose or purposes hereinafter mentioned) an amount equal to the greater of (A) the net proceeds of such sale, and (B) the Attributable Debt of the Company and our Restricted Subsidiaries in respect of such Sale and Leaseback Transaction to either (x) the purchase of property which will constitute a Principal Property having a fair value at least equal to the fair value of the Principal Property leased, or (y) the retirement or repayment (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of any Funded Debt of the Company or a Restricted Subsidiary (other than Funded Debt that is subordinated to the notes) or preferred stock of any Subsidiary (other than any such Debt owed to or preferred stock owned by us or any Subsidiary); provided, however, that in lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment (or committing such an amount to an escrow account for such purpose), we or the Restricted Subsidiary may deliver to the trustee outstanding notes or any other senior debt securities issued pursuant to the Base Indenture and thereby reduce the amount to be applied pursuant to subclause (y) of this clause (f) by an amount equivalent to the aggregate principal amount of the notes or such other debt securities so delivered;

(g) the Sale and Leaseback Transaction involving the extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the foregoing clauses (a) to (f), inclusive; provided, however, that such lease extension, renewal or replacement shall be limited to all or any part of the same property leased under the lease so extended, renewed or replaced (plus improvements to such property); or

(h) the Attributable Debt of the Company and our Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions with respect to any Principal Property (not including any Sale and Leaseback Transactions described under any of the foregoing clauses (a) through (g)), plus the aggregate principal amount of outstanding Debt secured by Liens upon Principal Properties or Capital Stock or Debt of any Restricted Subsidiary and owned by us or any Subsidiary then outstanding (not including any such Debt secured by Permitted Liens) which do not secure such outstanding securities issued under the Indenture equally and ratably with (or on a basis that is prior to) the other Debt secured thereby, would not exceed the greater of (x) 15% of Consolidated Total Assets and (y) $750.0 million.

Consolidation, Merger, Sale or Conveyance

While we are generally permitted to merge or consolidate with another entity or sell all our assets substantially as an entirety to another entity, we may not take these actions unless, as described under the caption “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus:

•

the successor entity that we merge with or consolidate into or to which we sell our assets substantially as an entirety, expressly assumes by supplemental indenture our obligations on the notes and under the Indenture;

•

the successor entity is organized as a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction (or, if such entity is not organized and validly existing under the laws of any U.S. domestic jurisdiction, an obligor of the notes is organized and validly existing under such laws); and

•	no Default or Event of Default shall have occurred after giving effect to the transaction.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us or another of our subsidiaries.

Reports

The Indenture will provide that we will deliver to the trustee, within 15 days after we file them with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We will also comply with the other provisions of TIA § 314(a). Delivery of reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of the foregoing shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants hereunder (as to which the trustee is entitled to rely exclusively on officer’s certificates).

Events of Default

You will have special rights if an event of default occurs and is not cured, as further described in the section “Events of Default” in the accompanying prospectus. The following will be “Events of Default” under the Indenture with respect to the notes:

(a) default in the payment of any interest on any note when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of such period of 30 days);

(b) default in the payment of principal of or premium, if any, on any note when due and payable;

(c) default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of debt securities other than the notes), which default continues uncured for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding notes as provided in the Indenture;

(d) certain events of bankruptcy, insolvency or reorganization with respect to us; or

(e) (i) a default occurs under any instrument under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of the Company for money borrowed by the Company (other than non-recourse indebtedness) which results in acceleration of, or non-payment at maturity (after giving effect to any applicable grace period) of, such indebtedness in an amount exceeding $200.0 million, in which case the Company shall immediately give notice to the trustee of such acceleration or non-payment and (ii) there shall have been a failure to cure such default or to discharge such defaulted indebtedness within ten days after notice thereof to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; provided, however, that no such Event of Default described in this clause (e) shall exist as long as the Company is contesting any such default or acceleration in good faith and by appropriate proceedings; provided, further, if such default shall be remedied or cured by the Company or waived by the requisite holders of such instrument or indebtedness of the Company for money borrowed by the Company, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the trustee or any of the holders of notes.

Defeasance and Discharge

Defeasance

The notes are subject to our ability to choose “legal defeasance” and “covenant defeasance” as described under the caption “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus.

Satisfaction and Discharge

In addition, we may discharge our obligations with respect to the notes and the Indenture when:

•

we pay or cause to be paid, as and when due and payable, the principal of and any interest on all of the notes outstanding under the Indenture and we have paid all amounts payable by us under the Indenture;

•

all of the notes previously authenticated and delivered (subject to certain exceptions) have been delivered to the trustee for cancellation and we have paid all amounts payable by us under the Indenture; or

•

all of the notes have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the trustee or are otherwise due and payable within one year, and we irrevocably deposit or cause to be deposited in trust with the trustee, solely for the benefit of the holders, cash or government securities (maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient) that, after payment of all federal, state and local taxes and other charges and assessments in respect thereof payable by the trustee, will be sufficient to pay the principal of and any interest on such notes to maturity or redemption, as the case may be, and to pay all other amounts payable by us under the Indenture.

With respect to the first and second bullet points, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the Indenture will survive.

With respect to the third bullet point, certain rights and obligations under the Indenture (such as our obligation to maintain an office or agency, to have moneys held for payment in trust, to register the transfer or exchange of the notes, to deliver the notes for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) will survive until the notes are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee will survive.

Trustee

U.S. Bank Trust Company, National Association is the trustee under the Indenture. Initially, the trustee will also act as the paying agent, registrar and custodian for the global securities representing the notes. The trustee shall not be responsible for determining whether any Change of Control Triggering Event has occurred and whether any Change of Control Offer with respect to the notes is required. The trustee shall not be responsible for monitoring our rating status or making any request upon any Rating Agency.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Attributable Debt” with respect to a Sale and Leaseback Transaction with respect to any Principal Property, the lesser of: (a) the fair market value of such property (as determined by our Board of Directors in good faith); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capital Lease” means any lease of any Principal Property that is or should be accounted for as a capital lease on the consolidated balance sheet of the Company and our Subsidiaries prepared in accordance with GAAP.

“Capital Stock” means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in a corporation or other Person.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any Debt of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at our option) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on our most recent consolidated balance sheet and determined in accordance with GAAP.

“Consolidated Total Assets” means the book value of all assets of the Issuer and its Subsidiaries, as determined on a consolidated basis and in accordance with GAAP, based upon the financial statements of the Company at the end of the most recent fiscal period for which interim or annual financial statements are available.

“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

“Funded Debt” means any Debt maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Debt is included in current liabilities).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, except that with respect to any leases of any Person that are, or would be, characterized as operating leases in accordance with GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases (and not as capital leases) for purposes of the Indenture notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital or finance leases in the financial statements.

“Lien” means any mortgage, pledge, security interest, lien, charge or other encumbrance.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned or leased by us or any of our Subsidiaries, whether owned or leased on the date of the Indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 2% of the Consolidated Net Tangible Assets of the Company and our consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof which our board of directors determines in good faith is not of material importance to the business conducted by us and our subsidiaries taken as a whole will not be a Principal Property.

“Restricted Subsidiary” means any Subsidiary of the Company which owns or leases Principal Property.

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property now owned or hereafter acquired whereby we or any Restricted Subsidiary transfers such property to another Person and we or the Restricted Subsidiary lease or rent it from such Person.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the subsidiaries or by us and one or more of the subsidiaries.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of Interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain realized upon the sale or other taxable disposition of a note, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a note, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase from us severally, and not jointly, and we have agreed to sell to each underwriter severally, the principal amount of the notes set forth next to each underwriter’s name below.

Underwriters	Principal Amount of Notes

Morgan Stanley & Co. LLC	$180,000,000
BNP Paribas Securities Corp.	78,000,000
Wells Fargo Securities, LLC	78,000,000
BofA Securities, Inc.	39,000,000
J.P. Morgan Securities LLC	39,000,000
PNC Capital Markets LLC	39,000,000
U.S. Bancorp Investments, Inc.	39,000,000
Citigroup Global Markets Inc.	18,000,000
Deutsche Bank Securities Inc.	18,000,000
HSBC Securities (USA) Inc.	18,000,000
Huntington Securities, Inc.	18,000,000
TD Securities (USA) LLC	18,000,000
UniCredit Capital Markets LLC	9,000,000
WauBank Securities LLC	9,000,000

Total	$600,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes if any of the notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering.

Underwriters	Paid by Nordson

Per note	0.600%

Total	$3,600,000

Please see “Use of Proceeds” in this prospectus supplement for an estimate of our total expenses for this offering. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply to list the notes on any securities exchange or for inclusion in any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue any market-making activities at any time without notice. A market for the notes may not develop or may not continue, and any market that does develop may not be liquid. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their affiliates have provided and in the future may continue to provide investment, commercial lending and banking, and other financial advisory services, including the provision of credit facilities and the provision of services in connection with our commercial paper program and share repurchase program, to us in the ordinary course of business for which they have received and will receive customary compensation. For example, the underwriters or their affiliates are agents and lenders under the 364-Day Term Loan Agreement. See “—Conflicts of Interest” below. In addition, the underwriters or their affiliates are agents and lenders under our existing term loan facility and revolving credit facility. Morgan Stanley & Co. LLC or its affiliates also acted as financial advisor to us in connection with the acquisition of Atrion. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby.

Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

It is expected that delivery of the notes will be made against payment therefor on or about September 9, 2024, which is the third business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes earlier than the first business day before September 9, 2024 will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

Conflicts of Interest

The underwriters or their affiliates are lenders under the 364-Day Term Loan Agreement and will receive at least 5% of the net offering proceeds of this offering in connection with the repayment of our outstanding indebtedness under the 364-Day Term Loan. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Because the notes to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. The underwriters subject to Rule 5121 will not confirm sales of the notes to discretionary accounts without the prior written consent of the customer.

Selling Restrictions

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Australia

No placement document, prospectus supplement, product disclosure statement or other disclosure document has been lodged or will be lodged with the Australian Securities and Investments Commission (ASIC), in relation to this offering. This document does not constitute a prospectus supplement, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus supplement, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

The Company is not licensed in Australia to provide financial product advice in relation to the notes. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Any advice contained in this document is general advice only. Before making an investment decision on the basis of this document, investors should consider the appropriateness of the information in this document, having regard to their own objectives, financial situation and needs, and, if necessary, seek expert advice on those matters. No cooling off period applies to an acquisition of the notes.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes:

(a) retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation.

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes

Consequently, no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restriction set out below.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to purchase or subscribe to the notes.

This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the FSMA or a prospectus supplement for the purposes of the UK Prospectus Regulation.

In addition, in the United Kingdom, the notes may not be offered other than by an underwriter that:

(a) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not apply to the issuer; and

(b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the “FIEA.” The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither this prospectus supplement nor the accompanying prospectus, nor any other material relating to the notes, has been or will be lodged or registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material issued in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be issued, circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the applicable conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor ) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the securities or securities-based derivative contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed or purchased the notes under an offer made pursuant to Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is or will be given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notification under Section 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (the SFA)

The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

South Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Latham & Watkins LLP, Washington, District of Columbia. Certain matters under the laws of the state of Ohio related to the notes will be passed upon for us by Taft Stettinius & Hollister LLP. Certain legal matters with respect to the offering of notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Nordson Corporation appearing in Nordson Corporation’s Annual Report (Form 10-K) for the year ended October 31, 2023, and the effectiveness of Nordson Corporation’s internal control over financial reporting as of October 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

NORDSON CORPORATION

Debt Securities

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NDSN.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus, the applicable prospectus supplement and any applicable free writing prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Nordson,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Nordson Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and any accompanying prospectus supplement, any applicable free writing prospectus and other documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, businesses in which we operate and the United States and global economies. Statements in this annual report that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” use of the future tense and similar words or phrases. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to, the following:

•	U.S. and international economic conditions;

•	financial and market conditions;

•	currency exchange rates and devaluations;

•	possible acquisitions including the Company’s ability to complete and successfully integrate acquisitions, including the integration of CyberOptics Corporation and ARAG Group and its subsidiaries;

•	the Company’s ability to successfully divest or dispose of businesses that are deemed not to fit with its strategic plan;

•	the effects of changes in U.S. trade policy and trade agreements; the effects of changes in tax law; and

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the possible effects of events beyond our control, such as political unrest, including the conflict between Russia and Ukraine, acts of terror, natural disasters and pandemics, including the COVID-19 pandemic.

In light of these risks and uncertainties, actual events and results may vary significantly from those included in or contemplated or implied by such statements. Readers are cautioned not to place undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.nordson.com. Our website address is provided as an inactive textual reference only, however, and the information on our web site is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended October 31, 2022, filed with the SEC on December 19, 2022.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 27, 2023.

•	Our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2023, April 30, 2023 and July 31, 2023 filed with the SEC on February 23, 2023, May 25, 2023 and August 24, 2023, respectively.

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Our Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A filed with the SEC on November  3, 2022, January 23, 2023, March  6, 2023, March 7, 2023, March  7, 2023, March 27, 2023, April  21, 2023, June 6, 2023, June  29, 2023, July  27, 2023 and August 24, 2023.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

Telephone No: (440) 892-1580

Attention: Jennifer McDonough, Executive Vice President, General Counsel & Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Nordson is an innovative precision technology company that leverages a scalable growth framework to deliver top tier growth with leading margins and returns. We engineer, manufacture and market differentiated products and systems used for precision dispensing, applying and controlling of adhesives, coatings, polymers, sealants, biomaterials, and other fluids, to test and inspect for quality, and to treat and cure surfaces and various medical products such as: catheters, cannulas, medical balloons and medical tubing. These products are supported with extensive application expertise and direct global sales and service. We serve a wide variety of consumer non-durable, consumer durable and technology end markets including packaging, electronics, medical, appliances, energy, transportation, building and construction, and general product assembly and finishing.

Our strategy for long-term growth is based on solving customers’ needs globally. We were incorporated in the State of Ohio in 1954 and are headquartered in Westlake, Ohio. Our products are marketed through a network of direct operations in more than 35 countries. Consistent with this global strategy, approximately 67 percent of our revenues were generated outside the United States in 2022.

We have approximately 7,300 employees worldwide. Our principal manufacturing facilities are located in the United States, the People’s Republic of China, Germany, Ireland, Israel, Mexico, the Netherlands and the United Kingdom.

Our principal executive offices are located at 28601 Clemens Road, Westlake, Ohio, and our telephone number is (440) 892-1580.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause us to be unable to pay the principal or interest on the securities or cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read “Where You Can Find More Information” and “Special Note Regarding-Forward Looking Statements” included elsewhere in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Debt securities may be our senior, senior subordinated or subordinated obligations, and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and U.S. Bank Trust Company, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Nordson,” “we,” “our” or “us” refer to Nordson Corporation excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities which may be authenticated under the indenture;

•	the date or dates on which the principal of the securities of the series is payable;

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where the principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

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any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of the principal of, premium, if any, and interest on the debt securities will be made;

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if payments of the principal of, premium, if any, or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of the principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

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any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

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the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

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any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with any material information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium, if any, and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

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we are the surviving entity or the successor person (if other than Nordson) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction (or, if such entity is not organized and validly existing under the laws of any U.S. domestic jurisdiction, an obligor of the debt securities is organized and validly existing under such laws) and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

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default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

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default in the payment of the principal, or premium, if any, of any security of that series when due (whether at Maturity, upon redemption, declaration of acceleration, required repurchase or otherwise);

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default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or Nordson and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Nordson; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

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the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

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to add an additional obligor on the debt securities of any series or to add guarantees with respect to debt securities of any series or secure debt securities of any series or to evidence the succession of another person to us or any additional obligor or guarantor of the debt securities of any series, or successive successions, and the assumption by any successor of the covenants, agreements and obligations of us or such obligor or guarantor, as the case may be, pursuant to Article V of the indenture;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

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to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

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reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

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waive a default in the payment of the principal of, premium, if any, or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium, if any, or interest on any debt security payable in currency other than that stated in the debt security;

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make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium, if any, and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security, provided that such redemption is made at the Company’s option.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with certain of the covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the nominee of the Depositary. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

The Depositary has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in the Depositary include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depositary, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

Purchases of securities under the Depositary system must be made by or through direct participants, which will receive a credit for the securities on the Depositary’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from the Depositary of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with the Depositary will be registered in the name of the Depositary’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depositary. The deposit of securities with the Depositary and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. The Depositary has no knowledge of the actual beneficial owners of the securities. The Depositary’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to the Depositary. If less than all of the securities of a particular series are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither the Depositary nor Cede & Co. (or such other nominee of the Depositary) will consent or vote with respect to the securities. Under its usual procedures, the Depositary will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of the Depositary. The Depositary’s practice is to credit direct participants’ accounts upon the Depositary’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of the Depositary or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of the Depositary, is our responsibility, disbursement of payments to direct participants is the responsibility of the Depositary, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of the Depositary and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

The Depositary may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

the Depositary notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if the Depositary ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of the Depositary’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on the Depositary’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in the Depositary, on the other hand, are also subject to the Depositary’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in the Depositary, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through the Depositary in accordance with the the Depositary’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through the Depositary, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in the Depositary will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of the Depositary. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the Depositary’s settlement date.

Other

The information in this section of this prospectus concerning the Depositary, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of the Depositary, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact the Depositary, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that the Depositary, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by the Depositary, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Taft Stettinius & Hollister LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Nordson Corporation. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of Nordson Corporation appearing in Nordson Corporation’s Annual Report on Form 10-K for the year ended October 31, 2022, and the effectiveness of Nordson Corporation’s internal control over financial reporting as of October 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Nordson Corporation

$600,000,000 4.500% Notes due 2029

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley

BNP PARIBAS

Wells Fargo Securities

BofA Securities

J.P. Morgan

PNC Capital Markets LLC

US Bancorp

Senior Co-Managers

Citigroup

Deutsche Bank Securities

HSBC

Huntington Capital Markets

TD Securities

Co-Managers

UniCredit Capital Markets

WauBank Securities LLC

September 4, 2024